Exhibit to Form N-SAR

At a meeting held on August 20, 2008, the Board of Directors of Oppenheimer Main Street Fund (the "Fund") appointed KPMG LLP as the independent registered public accounting firm to the Fund for the 2009 fiscal year to replace the firm of Deloitte & Touche LLP.

The reports of Deloitte & Touche LLP on the Fund's financial statements for the fiscal years ended August 31, 2007 and August 31, 2008 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund's fiscal years ended August 31, 2007 and August 31, 2008, there were no disagreements between the Fund and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference thereto in its report nor were there any "reportable events" as that term is described in Item 304 (a)(1)(v) of Regulation S-K.


The Fund requested that Deloitte & Touche LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated October 29, 2008 is filed as an exhibit to this Form N-SAR.